UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2012

Kraft Foods Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-35491

Virginia	36-3083135
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Lakes Drive
Northfield, IL 60093
(Address of principal executive offices, including zip code)

847-646-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On September 18, 2012, Kraft Foods Group, Inc. provided notice to Barclays Bank PLC, as co-administrative agent and paying agent under the revolving credit agreement referred to below, of our optional election to terminate all of the lenders' commitments under the 364-Day Revolving Credit Agreement among Kraft Foods Group, Inc., as borrower, Kraft Foods Inc. (our parent company), as guarantor, Barclays Capital, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc., as joint bookrunners, Barclays Bank PLC and JPMorgan Chase Bank, N.A., as co-administrative agents, and the lenders and other agents party thereto. Kraft Foods Inc. was the guarantor of our obligations under the revolving credit agreement until the consummation of Kraft Foods Inc.'s previously announced spin-off of Kraft Foods Group, its North American grocery business, to its shareholders or the termination of the revolving credit agreement. The revolving credit agreement was scheduled to terminate on March 7, 2013. The initial aggregate principal amount available to us under the revolving credit agreement was $4 billion. No borrowings were outstanding under the revolving credit agreement as of the termination date referred to below.

Effective September 24, 2012, we repaid in full all of our obligations under the revolving credit agreement, including accrued fees and other amounts owing to the lenders. This amount did not include any material prepayment penalties or breakage costs or fees. Upon making these payments, (1) our and Kraft Foods Inc.'s obligations under the revolving credit agreement were satisfied in full and (2) the revolving credit agreement was immediately terminated other than customary provisions expressly specified to survive termination.

Some of the lenders under the revolving credit agreement and their affiliates have various relationships with us, Kraft Foods Inc. and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we, Kraft Foods Inc. and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: September 24, 2012	By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary